Exhibit 99.1

The Goldman Sachs Group, Inc. | 85 Broad Street | New York, New York 10004
GOLDMAN SACHS REPORTS RECORD FIRST QUARTER RESULTS NET REVENUES EXCEED $10 BILLION

NEW YORK, March 14, 2006 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported record net revenues, net earnings and diluted earnings per common share for its first quarter ended February 24, 2006. Net revenues for the quarter were $10.34 billion. Net earnings were $2.64 billion (1) and diluted earnings per common share were $5.41 (1), in each case excluding incremental non-cash expenses of $237 million related to the accounting for certain stock-based awards under SFAS No. 123-R (1). Including these non-cash expenses, net earnings were $2.48 billion and diluted earnings per common share were $5.08 for the first quarter. These results compare with $2.94 for the first quarter of 2005 and $3.35 for the fourth quarter of 2005.

Excluding the non-cash expenses of $237 million, annualized return on average tangible common shareholders’ equity (2) was 47.0% (1) and annualized return on average common shareholders’ equity was 38.8% (1) for the first quarter. Including these non-cash expenses, annualized return on average tangible common shareholders’ equity (2) was 44.0% and annualized return on average common shareholders’ equity was 36.4%.

Business Highlights

•	Goldman Sachs generated record quarterly net revenues of $10.34 billion, 42% higher than its previous record.

•	Investment Banking produced net revenues of $1.47 billion, its second best quarter and its best quarterly performance in nearly six years.

•	The firm continued its leadership in investment banking, ranking first in worldwide completed mergers and acquisitions, public common stock offerings and initial public offerings for the fiscal year-to-date. (3)

•	Fixed Income, Currency and Commodities (FICC) generated record quarterly net revenues of $3.74 billion, 42% higher than its previous record.

•	Equities produced record quarterly net revenues of $2.45 billion, 33% higher than its previous record set in the first quarter of 2001, reflecting strength across all major businesses and regions.

•	Asset Management generated record quarterly net revenues of $1.49 billion, including $739 million of incentive fees. Net revenues were 89% higher than the previous record. Assets under management increased 18% from a year ago to a record $571 billion, with net asset inflows of $25 billion (4) during the quarter.

•	Securities Services produced net revenues of $491 million, 29% higher than the first quarter of 2005.

Media Relations: Peter Rose 212-902-5400    |    Investor Relations: John Andrews 212-357-2674

“This performance clearly demonstrates the depth of our client relationships and the strength and balance of our global franchise across investment banking, sales and trading, and investment management. Nearly all of our businesses produced record or near record results this quarter,” said Henry M. Paulson, Jr., Chairman and Chief Executive Officer. “While we know that we cannot expect to achieve these results every quarter, we continue to see attractive opportunities and high levels of client activity.”

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.47 billion, 65% higher than the first quarter of 2005 and 55% higher than the fourth quarter of 2005. Net revenues in Financial Advisory were $736 million, 78% higher than the first quarter of 2005, primarily reflecting strong growth in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $735 million, 53% higher than the first quarter of 2005, reflecting significantly higher net revenues in debt underwriting, primarily due to an increase in leveraged finance and investment-grade activity, and significantly higher net revenues in equity underwriting. The firm’s investment banking backlog declined during the quarter.

Trading and Principal Investments

Net revenues in Trading and Principal Investments were $6.88 billion, 57% higher than the first quarter of 2005 and 68% higher than the fourth quarter of 2005.

Net revenues in FICC were $3.74 billion, 50% higher than the first quarter of 2005, as the business continued to operate in a favorable environment. Net revenues were significantly higher in credit products, commodities and currencies, as customer-driven activity was strong and market opportunities were favorable. In addition, net revenues in interest rate products were higher compared with a strong first quarter of 2005, while net revenues in mortgages were lower compared with the same prior year period.

Net revenues in Equities were $2.45 billion, 58% higher than the first quarter of 2005, as the business operated in a favorable environment, characterized by generally higher equity prices. Net revenues were significantly higher in the firm’s customer franchise and principal strategies businesses. The increase in the firm’s customer franchise businesses was primarily due to higher net revenues in derivatives and shares, reflecting strong customer-driven activity and favorable market opportunities. Net revenues in principal strategies reflected strong performance across all regions.

Principal Investments recorded net revenues of $695 million, reflecting a $405 million gain related to the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. (SMFG) and $290 million in gains and overrides from real estate and other corporate principal investments.

Asset Management and Securities Services

Net revenues in Asset Management and Securities Services were $1.98 billion, 75% higher than the first quarter of 2005 and 60% higher than the fourth quarter of 2005.

Asset Management net revenues were $1.49 billion, 99% higher than the first quarter of 2005, reflecting significantly higher incentive fees and a 21% increase in management and other fees. Incentive fees were $739 million for the first quarter of 2006 compared with $131 million for the same prior year period. During the quarter, assets under management increased 7% to $571 billion, reflecting net asset inflows of $25 billion (4) across all asset classes as well as market appreciation of $14 billion in equity, fixed income and alternative investment assets. The firm has numerous incentive fee arrangements, many of which have annual performance periods that end on December 31st and are not subject to adjustment thereafter. For that reason, incentive fees are seasonally weighted each year to the firm’s first fiscal quarter.

Securities Services net revenues were $491 million, 29% higher than the first quarter of 2005, as the firm’s prime brokerage business generated strong results, primarily reflecting significantly higher global customer balances in securities lending and margin lending.

Expenses

Operating expenses were $6.65 billion, 56% higher than the first quarter of 2005 and 75% higher than the fourth quarter of 2005.

Compensation and Benefits

Compensation and benefits expenses were $5.30 billion, 66% higher than the first quarter of 2005, primarily due to higher net revenues. Employment levels were essentially unchanged during the quarter.

Effective for the first quarter of 2006, the firm adopted SFAS No. 123-R, which requires that stock-based awards granted to retirement-eligible employees, including those subject to non-compete agreements, be expensed in the year of grant. In addition to expensing current year awards, prior year awards must continue to be amortized over the relevant service period. Therefore, although there is no incremental economic cost to the firm, the firm’s compensation and benefits in 2006 will include both amortization of prior year awards as well as new awards granted to retirement-eligible employees for services rendered in 2006.

The majority of the expense related to the continued amortization of prior year awards will be recognized in 2006. The estimated annual expense for 2006 is approximately $650 million, of which $237 million was recognized in the first quarter of 2006. The ratio of compensation and benefits to net revenues, excluding the non-cash expenses of $237 million for the continued amortization of prior year awards, was 49.0% (1) for the quarter compared with 50.0% for last year’s first quarter. Including the non-cash expenses of $237 million, the ratio of compensation and benefits to net revenues was 51.3%.

Non-Compensation Expenses

Non-compensation expenses were $1.35 billion, 27% higher than the first quarter of 2005. Excluding non-compensation expenses related to consolidated entities held for investment purposes (5), non-compensation expenses were 20% higher than the first quarter of 2005. Approximately one-half of this increase was attributable to higher brokerage, clearing and exchange fees in both Equities and FICC. Other expenses were higher primarily due to costs related to the firm’s recently acquired insurance business and increased charitable contributions. Other expenses included net provisions for litigation and regulatory proceedings of $29 million for the first quarter of 2006 compared with $31 million for the same prior year period. Occupancy expenses increased primarily reflecting higher operating expenses and increased rent.

Provision For Taxes

The effective income tax rate for the first quarter of 2006 was 32.8%, up from 32.0% for fiscal year 2005 and up from 29.5% for the first quarter of 2005, primarily due to a net benefit from various audit settlements recognized during the first quarter of 2005.

Capital

As of February 24, 2006, total capital was $143.57 billion, consisting of $28.92 billion in total shareholders’ equity (common equity of $27.17 billion and preferred stock of $1.75 billion) and $114.65 billion in long-term borrowings. (6) Book value per common share was $60.42 based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 449.6 million at period end. Tangible book value per common share was $50.04. (2)

The firm repurchased 19.1 million shares of its common stock at an average price of $134.75 per share, for a total cost of $2.58 billion during the quarter. The remaining share authorization under the firm’s existing common stock repurchase program is 23.7 million shares.

Dividends

The Board of Directors of The Goldman Sachs Group, Inc. (the Board) increased the firm’s quarterly dividend to $0.35 per common share from $0.25 per common share. The dividend will be paid on May 25, 2006 to common shareholders of record on April 25, 2006. The Board also declared dividends of $338.08, $387.50 and $338.08 per share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively (represented by depositary shares, each representing a 1/1000th interest in a share of preferred stock), to be paid on May 10, 2006 to preferred shareholders of record on April 25, 2006.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 25, 2005.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that the firm expects to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 25, 2005.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s Web site, www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s Web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 5859428, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	Feb. 24,	Nov. 25,	Feb. 25,	Nov. 25,	Feb. 25,
	2006	2005	2005	2005	2005

Investment Banking
Financial Advisory	$736	$546	$414	35%	78%

Equity underwriting	283	205	186	38	52
Debt underwriting	452	197	293	129	54

Total Underwriting	735	402	479	83	53

Total Investment Banking	1,471	948	893	55	65

Trading and Principal Investments
FICC	3,740	1,850	2,489	102	50

Equities trading	1,607	602	829	167	94
Equities commissions	842	800	721	5	17

Total Equities	2,449	1,402	1,550	75	58

SMFG	405	723	181	(44)	124
Other corporate and real estate gains and losses	200	109	148	83	35
Overrides	90	20	15	N.M.	N.M.

Total Principal Investments	695	852	344	(18)	102

Total Trading and Principal Investments	6,884	4,104	4,383	68	57

Asset Management and Securities Services
Management and other fees	750	682	618	10	21
Incentive fees	739	105	131	N.M.	N.M.

Total Asset Management	1,489	787	749	89	99

Securities Services	491	447	380	10	29

Total Asset Management and Securities Services	1,980	1,234	1,129	60	75

Total net revenues	$10,335	$6,286	$6,405	64	61

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts and employees

	Three Months Ended			% Change From
	Feb. 24,	Nov. 25,	Feb. 25,	Nov. 25,	Feb. 25,
	2006	2005	2005	2005	2005

Revenues
Investment banking	$1,470	$932	$873	58%	68%
Trading and principal investments	6,687	3,907	4,141	71	61
Asset management and securities services	1,554	820	774	90	101
Interest income	7,535	6,486	4,176	16	80

Total revenues	17,246	12,145	9,964	42	73

Interest expense	6,813	5,742	3,449	19	98
Cost of power generation (7)	98	117	110	(16)	(11)

Revenues, net of interest expense and cost of power generation	10,335	6,286	6,405	64	61

Operating expenses
Compensation and benefits	5,301	2,440	3,203	117	66

Brokerage, clearing and exchange fees	351	312	252	13	39
Market development	100	110	82	(9)	22
Communications and technology	124	125	118	(1)	5
Depreciation and amortization	125	130	118	(4)	6
Amortization of identifiable intangible assets	34	31	31	10	10
Occupancy	193	194	148	(1)	30
Professional fees	109	153	96	(29)	14
Other expenses	309	312	212	(1)	46

Total non-compensation expenses	1,345	1,367	1,057	(2)	27

Total operating expenses	6,646	3,807	4,260	75	56

Pre-tax earnings	3,689	2,479	2,145	49	72
Provision for taxes	1,210	847	633	43	91

Net earnings	2,479	1,632	1,512	52	64

Preferred stock dividends	26	8	—	N.M.	N.M.

Net earnings applicable to common shareholders	$2,453	$1,624	$1,512	51	62

Earnings per common share
Basic	$5.36	$3.53	$3.06	52%	75%
Diluted	5.08	3.35	2.94	52	73
Diluted, excluding the impact of continued amortization of prior year stock-based awards in 2006 (1)	5.41	3.35	2.94	61	84

Average common shares outstanding
Basic	457.3	459.4	494.3	—	(7)
Diluted	483.3	485.2	515.1	—	(6)

Selected Data
Employees at period end (8) (9)	23,641	23,623	21,606	—	9

Ratio of compensation and benefits to net revenues	51.3%	38.8%	50.0%
Ratio of compensation and benefits to net revenues, excluding the impact of continued amortization of prior year stock-based awards in 2006 (1)	49.0%	38.8%	50.0%

NON-COMPENSATION EXPENSES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	Feb. 24,	Nov. 25,	Feb. 25,	Nov. 25,	Feb. 25,
	2006	2005	2005	2005	2005

Non-compensation expenses of consolidated investments (5)	$99	$101	$15	(2)%	N.M.	%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing and exchange fees	351	312	252	13	39
Market development	92	103	82	(11)	12
Communications and technology	123	124	118	(1)	4
Depreciation and amortization	112	113	116	(1)	(3)
Amortization of identifiable intangible assets	34	31	31	10	10
Occupancy	169	166	148	2	14
Professional fees	105	150	96	(30)	9
Other expenses	260	267	199	(3)	31

Subtotal	1,246	1,266	1,042	(2)	20

Total non-compensation expenses, as reported	$1,345	$1,367	$1,057	(2)	27

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(UNAUDITED)

Average Daily VaR (10)
$ in millions

	Three Months Ended
	Feb. 24,	Nov. 25,	Feb. 25,
	2006	2005	2005

Risk Categories
Interest rates	$40	$45	$32
Equity prices	69	44	29
Currency rates	18	15	15
Commodity prices	30	25	28
Diversification effect (11)	(65)	(49)	(39)

Total	$92	$80	$65

Assets Under Management (12)
$ in billions

	As of				% Change From
	Feb. 28,		Nov. 30,	Feb. 28,	Nov. 30,	Feb. 28,
	2006		2005	2005	2005	2005

Money markets	$106		$101	$99	5%	7%
Fixed income	165		154	139	7	19
Equity	181		167	144	8	26
Alternative investments	119		110	100	8	19

Total	$571	(4)	$532	$482	7	18

	Three Months Ended
	Feb. 28,		Nov. 30,	Feb. 28,
	2006		2005	2005

Balance, beginning of period	$532		$520	$452

Net asset inflows / (outflows)
Money markets	5		3	9
Fixed income	8		—	6
Equity	5		4	9
Alternative investments	7		1	3

Total net asset inflows / (outflows)	25	(4)	8	27

Net market appreciation / (depreciation)	14		4	3

Balance, end of period	$571		$532	$482

Principal Investments
$ in millions

	As of February 24, 2006
	Corporate	Real Estate	Total

Private	$1,933	$678	$2,611
Public	386	8	394

Subtotal	2,319	686	3,005
SMFG convertible preferred stock (13)	4,734	—	4,734

Total	$7,053	$686	$7,739

Footnotes

(1)	Statement of Financial Accounting Standards (SFAS) No. 123-R, “Share-Based Payment” focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Effective for the first quarter of 2006, the firm adopted SFAS No. 123-R, which requires that stock-based awards granted to retirement-eligible employees, including those subject to non-compete agreements, be expensed in the year of grant. In addition to expensing current year awards, prior year awards must continue to be amortized over the relevant service period. Therefore, although there is no incremental economic cost to the firm, the firm’s compensation and benefits in 2006 will include both amortization of prior year awards as well as new awards granted to retirement-eligible employees for services rendered in 2006. Management believes that presenting the firm’s results excluding the impact of the continued amortization of prior year stock-based awards granted to retirement-eligible employees increases the comparability of period-to-period operating results and allows for a more meaningful representation of the relationship of current period compensation to net revenues.

The following tables set forth a reconciliation of net earnings, diluted earnings per common share, common shareholders’ equity and the ratio of compensation and benefits to net revenues as reported, to these items excluding the impact of continued amortization of prior year stock-based awards granted to retirement-eligible employees:

Three Months Ended
February 24, 2006
(unaudited, $ in millions)

Net earnings	$2,479
Impact of continued amortization of prior year stock-based awards, net of tax	159

Net earnings, excluding the impact of continued amortization of prior year stock-based awards	2,638
Preferred stock dividends	(26)

Net earnings applicable to common shareholders, excluding the impact of continued amortization of prior year stock-based awards	$2,612

Three Months Ended
February 24, 2006
(unaudited)

Diluted earnings per common share	$5.08
Impact of continued amortization of prior year stock-based awards, net of tax	0.33

Diluted earnings per common share, excluding the impact of continued amortization of prior year stock-based awards	$5.41

Average for the
Three Months Ended
February 24, 2006
(unaudited, $ in millions)

Total shareholders’ equity	$28,724
Preferred stock	(1,750)

Common shareholders’ equity	26,974
Impact of continued amortization of prior year stock-based awards, net of tax	(48)

Common shareholders’ equity, excluding the impact of continued amortization of prior year stock-based awards	26,926
Goodwill and certain identifiable intangible assets	(4,687)

Tangible common shareholders’ equity (see footnote 2 below), excluding the impact of continued amortization of prior year stock-based awards	$22,239

Three Months Ended
February 24, 2006
(unaudited, $ in millions)

Compensation and benefits	$5,301
Impact of continued amortization of prior year stock-based awards	(237)

Compensation and benefits, excluding the impact of continued amortization of prior year stock-based awards	$5,064

Total net revenues	$10,335

Ratio of compensation and benefits to net revenues, excluding the impact of continued amortization of prior year stock-based awards	49.0%

The firm’s ratio of compensation and benefits to net revenues, excluding the impact of continued amortization of prior year stock-based awards, is computed by dividing compensation and benefits, excluding the impact of continued amortization of prior year stock-based awards, by total net revenues.

Footnotes (continued)

(2)	Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock and goodwill and certain identifiable intangible assets (primarily customer lists and specialist rights). Management believes that annualized return on average tangible common shareholders’ equity is a meaningful measure of performance because it excludes the portion of the firm’s common shareholders’ equity attributable to goodwill and certain identifiable intangible assets. As a result, this calculation measures corporate performance in a manner that treats underlying businesses consistently, whether they were acquired or developed internally. Annualized return on average tangible common shareholders’ equity is computed by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. The following table sets forth a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

	Average for the	As of
	Three Months Ended
	February 24, 2006	February 24, 2006
	(unaudited, $ in millions)

Total shareholders’ equity	$28,724	$28,915
Preferred stock	(1,750)	(1,750)

Common shareholders’ equity	26,974	27,165
Goodwill and certain identifiable intangible assets	(4,687)	(4,669)

Tangible common shareholders’ equity	$22,287	$22,496

(3)	Thomson Financial — November 26, 2005 through February 24, 2006.

(4)	Includes $3 billion of net asset inflows in connection with the December 30, 2005 acquisition of the variable annuity and variable life insurance business of The Hanover Insurance Group, Inc. (formerly Allmerica Financial Corporation), including its wholly owned life insurance subsidiary, Allmerica Financial Life Insurance and Annuity Company.

(5)	Consolidated entities held for investment purposes includes entities that are held strictly for capital appreciation, have a defined exit strategy and are engaged in activities that are not closely related to the firm’s principal businesses. For example, these investments include consolidated entities that hold real estate assets such as golf courses and hotels in Asia, but exclude investments in entities that primarily hold financial assets. Management believes that it is meaningful to review non-compensation expenses excluding expenses related to these consolidated entities in order to evaluate trends in non-compensation expenses related to the firm’s principal business activities.

(6)	Long-term borrowings includes nonrecourse debt of $16.34 billion, consisting of $7.12 billion issued by William Street Funding Corporation (a wholly owned subsidiary of The Goldman Sachs Group, Inc. formed to raise funding to support loan commitments to investment-grade clients made by another wholly owned William Street entity) and $9.22 billion issued by other consolidated entities. Nonrecourse debt is debt that only the issuing subsidiary or, if applicable, a subsidiary guaranteeing the debt is obligated to repay.

(7)	Cost of power generation includes all of the direct costs of the firm’s consolidated power generation facilities (e.g., fuel, operations and maintenance), as well as the depreciation and amortization associated with the facility and related contractual assets. Power generation revenues are included in “Trading and principal investments.”

(8)	Excludes 8,171, 7,382 and 536 employees as of February 2006, November 2005 and February 2005, respectively, of consolidated entities held for investment purposes. Compensation and benefits includes $51 million, $60 million and $5 million for the three months ended February 24, 2006, November 25, 2005 and February 25, 2005, respectively, attributable to these consolidated entities.

(9)	Beginning with the first quarter of 2006, includes 1,168 employees of Goldman Sachs’ consolidated property management and loan servicing subsidiaries. Prior periods have been restated to conform to the current period presentation and include 1,198 and 928 employees as of November 2005 and February 2005, respectively.

(10)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no standard methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 25, 2005.

(11)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(12)	In the first fiscal quarter of 2006, the methodology for classifying certain non-money market assets was changed. The changes were primarily to reclassify certain assets allocated to external investment managers out of alternative investment assets and to reclassify currency assets into alternative investment assets. The changes did not impact total assets under management and prior periods have been restated to conform to the current period presentation. Substantially all assets under management are valued as of calendar month end.

(13)	Excludes an economic hedge on the unrestricted shares of common stock underlying the investment. As of February 24, 2006, the fair value of this hedge was $1.70 billion. Includes the impact of foreign exchange revaluation on the investment, for which the firm also maintains an economic hedge.